February 28, 2018 Prem Watsa BlackBerry Board of Directors Dear Prem, I want to thank you and the Board for asking me to extend my employment contract with BlackBerry for an additional five (5) years. I appreciate the faith you have all placed in me in engineering the company’s turnaround and establishing a new BlackBerry. Permit me to summarize our discussion regarding the terms of the extension of my Employment Agreement: 1. Annual Cash Compensation, Benefits and Guaranteed Terms and Conditions: The annual cash compensation, benefits provisions and all other terms and conditions of my November 3, 2013 Employment Agreement, and the October 8, 2015 Addendum (collectively, the “Agreement”), will remain in effect for the extended period. 2. Long-Term Incentive (LTI): For the five-year extension of my Agreement, I will be awarded and participate in the following LTI programs, subject to the vesting schedules described below: x 5 million Time-based Restricted Stock Units (TBRSUs), which will become vested and issued in five equal installments beginning November 3, 2019. x 5 million Performance-based RSUs (PBRSUs): x 1 million PBRSUs are “earned” upon achieving each of the following five price targets: $16, $17, $18, $19 and $20; x Price targets are achieved when the target price is maintained for any 10- day trading average; x Up to 1 million shares will become vested and will be issued to me for payment of “earned” PBRSUs each year beginning November 3, 2019; and x Includes a “catch-up provision” whereby unearned PBRSUs can become “earned” if targets are achieved in a later year (e.g., if $16 target is not achieved by November 3, 2019 but achieved in December 2019, those shares would be issued on November 3, 2020). x Performance-based Cash Long-Term Incentive Plan (“LTIP”) Bonus: x $90 million cash LTIP bonus is “earned” upon achieving a target price of $30 (i.e., when the $30 target price is maintained for any 10-day trading average); and x The LTIP bonus will become vested on the payment date, which will occur within 30 days of the date the cash LTIP bonus is “earned.”

- 2 - I must be employed by the Company on the vesting dates as provided under the various vesting schedules described above to receive the shares that are being issued and the cash bonus that is being paid. However, if I decide to leave the Company for Good Reason or if I am terminated without Cause - as defined in the Agreement - or retire before the end of the five-year contract, all shares that have not been issued with respect to “earned” PBRSUs and any unpaid portion of “earned” cash LTIP bonus will be issued and/or paid to me within 30 days of my termination date, provided I do not work for a company “in direct competition with BlackBerry.” The LTI compensation described in paragraph 2 above is being awarded for the extension period. The award amounts and the vesting schedules (time-based and performance-based) will be incorporated into Section 7 of the Agreement. All other terms and conditions of the Agreement will remain in effect. As we discussed earlier, I have looked in to any significant tax issues of the extension of my Agreement that will impact BlackBerry and me personally upon a change in control. Section 280G of the Internal Revenue Code disallows a corporate tax deduction for payments to the CEO upon a change in control that result in an “excess parachute payment.” However, since the terms of the extension of my Agreement require me to enter into and accept a non-compete and/or consulting agreement upon termination of my employment following the change in control, section 280G should not be an issue. Likewise, in the case where BlackBerry is sold, if my Agreement clarifies that the above-mentioned stock price goals are achieved based on the agreed upon per share purchase price, the PBRSUs and cash LTIP bonus will become vested as a result of achieving the performance goals and not as a result of the change in control, which will reduce the amount that is included in the calculation to determine whether there is an “excess parachute payment.” My title is Executive Chair and CEO. If, in the future, I find someone who will be an effective CEO for BlackBerry, I will recommend his or her appointment to the Board, and on the Board’s appointment of the CEO my title will be Executive Chair and the new CEO will report to me. Other than the change in my title to Executive Chair, the appointment of a new CEO should not change my extended Agreement terms and conditions, compensation and benefits. Again, thank you for asking me to extend my Agreement. Please confirm via return email that I have correctly summarized the terms thereof including the limited non-compete agreement and consulting agreement upon termination of my employment following a change in control, the clarification that the stock price goals are achieved based on an agreed sale price of BlackBerry, and the requirement that the target price be maintained for any 10-day trading average in the case where the company is not sold. Upon getting your confirmation that the above are what you and the Board have agreed to offer me for the extension of my Agreement, as clarified by the points set out in the attached Appendix “A”, I will sign this document indicating my acceptance. With best regards, John

- 4 - Appendix A – Clarifications 1. The five equal installments of TBRSUs that will vest beginning on November 3, 2019 will be equal annual installments. 2. The PBRSU “catch-up” provision is based on the idea that each stock price target from $16 to $20 is associated with each consecutive year ending November 3, 2019 to November 3, 2023. More than one million PBRSUs may vest in one year if a stock price target that was missed for a prior year is achieved in a later year in which another stock price target is also achieved. 3. For any stock price target that is achieved in connection with a Change in Control, the applicable PBRSUs will vest immediately and, if applicable, the cash award will be paid immediately as a result of achieving the target. 4. If I am terminated without cause, I will not receive only any PBRSU shares that have been earned but not issued, but rather all of my awards (i.e. the TBRSUs, PBRSUs and the cash award, whether earned or not) will accelerate and vest. 5. Any unearned PBRSUs will terminate on November 3, 2023. 6. All stock price targets are NYSE prices and will be adjusted appropriately for stock splits or consolidations. 7. In the event of a Change in Control, I will enter into a non-compete agreement and/or post- acquisition consulting agreement with the acquiring company to assist in the integration and transition of new management, unless this requirement is waived by the acquiring company.